CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


                          [Just Toys, Inc. Letterhead]




                                 August 31, 1998



Gerard Klauer Mattison & Co., Inc.
529 Fifth Avenue
New York, NY 10017

Gentlemen:

         This letter constitutes the agreement between Gerard Klauer Mattison & Co., Inc. ("Gerard Klauer") and Just Toys, Inc. (the "Company") regarding the retention of Gerard Klauer as the Company's financial advisor.

         1. Scope of Services. The Company hereby engages Gerard Klauer as its exclusive financial advisor for the purpose, among other things, of identifying and assisting the Company with the structure, evaluation, negotiation and financing of Acquisition Transactions (as hereinafter defined). As used in this agreement, the term "Acquisition Transaction" means, whether effected in one transaction or a series of transactions: (a) any acquisition, purchase, transfer, merger, consolidation, reorganization, or other business combination pursuant to which any entity or company (an "Acquisition Candidate") or the business or one or more product lines of the Acquisition Candidate is acquired or combined with the Company or a subsidiary of the Company, whether or not the Company is the surviving entity as a result of such transaction, (b) the acquisition, directly or indirectly, by the Company of more than 50% of the capital stock outstanding or a substantial portion of the assets, of the Acquisition Candidate or a subsidiary of the Acquisition Candidate by way of tender or exchange offer, negotiated purchase or otherwise, or (c) the acquisition, directly or indirectly, by the Company of control of the Acquisition Candidate or the ability to effect such control, through a proxy contest or otherwise. Gerard Klauer shall use its best efforts to perform the foregoing functions and acknowledges that the Company's primary goal is a transaction or series of transactions in which the Company is the surviving entity.

                  Acquisition Transactions shall include any such transactions effected by the Company during the term of Gerard Klauer's retention hereunder or within 18 months following the termination of Gerard Klauer's retention hereunder, with parties introduced to the Company by Gerard Klauer or with whom Gerard Klauer has had substantial discussions regarding the Company respecting such a transaction. [*]


------------------
[*] Certain information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.




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                  The consummation of any Acquisition Transaction and the terms thereof shall be wholly within the Company's sole and absolute discretion. The Company may terminate negotiations with respect to any Acquisition Transaction at any time whether or not a contract calling for the transaction has been entered into.

         2. Term and Termination. The term of this agreement shall commence on the date hereof and shall continue unless and until terminated by either party hereto upon the giving of 60 days prior written notice of termination (the "Term").

         3. Compensation. As full and complete compensation for all services rendered by Gerard Klauer pursuant to this agreement, the Company shall issue to Gerard Klauer a five year warrant to purchase up to 500,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), at an exercise price per share of $1.00 (the "Warrants") on the terms set forth in that certain Warrant Agreement dated and being executed and delivered concurrently herewith. As a retainer for Gerard Klauer's services hereunder, the Warrant Agreement provides that the Warrants are immediately exercisable with respect to 100,000 shares of Common Stock. Upon termination of this agreement, except as provided in the Warrant Agreement, all Warrants which have not therefore become exercisable in accordance with Section 2 of the Warrant Agreement shall forthwith terminate and be of no further force or effect. The Warrant Agreement also provides that if, prior to termination of this agreement, a Change of Control shall occur, all unexercised Warrants shall become fully exercisable. A "Change in Control" shall be deemed to have occurred at such time as (i) a person, or any persons acting together in a manner which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision thereto, together with any affiliates thereof, (a) become the beneficial owners, directly or indirectly, of capital stock of the Company, entitling such person or persons and its or their affiliates to exercise more than 50% of the total voting power of all classes of the Company's capital stock entitled to vote generally in the election of the Company's directors or (b) shall succeed in having sufficient of its or their nominees (who are not supported by a majority of the then current Board of Directors of the Company) elected to the Board of Directors of the Company such that nominees, when added to any existing directors remaining on the Board of Directors of the Company after such election who are affiliates of or acting in concert with such persons, shall constitute a majority of the Board of Directors of the Company, (ii) the Company shall consolidate with or merge with or into any other person or sell, convey, transfer or lease its properties and assets substantially as an entirety to any person (other than a subsidiary of the Company), or any other person shall consolidate with or merge into the Company (other than, in the case of this clause (ii) pursuant to any consolidation or merger where persons who are stockholders of the Company immediately prior thereto become the beneficial owners of shares of capital stock of the surviving company entitling such persons to exercise more than 50%




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of the total voting power of all classes of such surviving company's capital stock entitled to vote generally in the election of directors).

         Gerard Klauer shall be entitled to additional compensation, on terms to be agreed upon between Gerard Klauer and the Company, in the event that Gerard Klauer shall arrange financing for an Acquisition Transaction.

         4. Cooperation. During the Term, the Company shall (i) notify Gerard Klauer of any discussions with a potential Acquisition Candidate, whether identified by Gerard Klauer or a third party and (ii) offer Gerard Klauer the opportunity to fully participate in a transaction with such potential Acquisition Candidate.

         5. Right of First Refusal. If during the Term, and (i) for a period of six months after expiration of the Term if this Agreement shall have been terminated by the Company and during the Term there shall have been no Acquisition Transaction or (ii) for a period of 18 months after expiration of the Term if this Agreement shall have been terminated by the Company and during the Term there shall have been an Acquisition Transaction, the Company shall receive a bona fide offer ("Bona Fide Offer") in writing in respect of an underwritten public offering or private placement of the Company's securities from a source other than Gerard Klauer, the Company shall first offer to Gerard Klauer the opportunity to act as lead underwriter or exclusive placement agent under the terms and conditions contained in the Bona Fide Offer. The Company's offer shall be in writing and shall be accompanied by a true copy of the Bona Fide Offer. Gerard Klauer shall have the right but not the obligation to accept such offer by written notice of acceptance to the Company within 10 days after receipt of such offer. In the event that Gerard Klauer fails to accept the offer, the Company shall be free to engage in the underwritten public offering or private placement, as the case may be, on substantially the terms contained in the Bona Fide Offer or on terms more favorable to the Company.

         6. Voting Agreement. During the period that Gerard Klauer is engaged by the Company pursuant to this Agreement and for a period of one year thereafter, Gerard Klauer will vote all shares of Common Stock acquired by exercise of the Warrants in accordance with the majority of the Company's other outstanding Common Stock with respect to any matter that is submitted to a vote of the Company's stockholders.

         7. Public Announcements. No public announcement regarding this engagement shall be made by the Company or Gerard Klauer without the prior written consent of the other. No public announcement regarding an Acquisition Transaction shall be made by Gerard Klauer without the prior written consent of the Company.

         8. Confidentiality. Gerard Klauer shall treat as confidential and shall not, without the Company's prior written consent, divulge to any third party, except to the extent necessary for the performance of its services hereunder or as may be required by applicable law, information, knowledge or data relating to or concerned with the operations, sales, business and affairs of the Company.



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         9. Disclosure of Information. Gerard Klauer will not furnish any information regarding the Company to any potential acquisition target or financing source unless such potential acquisition target or financing source has been approved by the Company and a confidentiality agreement is signed by the Company and such potential acquisition target or financing source. Gerard Klauer shall maintain a list of the name of each person to whom any such information is distributed and, at the request of the Company, request any such person to return information to Gerard Klauer.

         10. Representation of Other Toy Companies. The Company acknowledges that Gerard Klauer is active in the toy industry and may, from time to time, represent other companies in the toy industry, including companies which may be deemed to be competitors of the Company. The Company also acknowledges that there may be transactions which Gerard Klauer has been retained by other companies to handle which Gerard Klauer is unable to bring to the Company and Gerard Klauer shall have no obligation to disclose the existence of such transactions or companies to the Company.

         11. Legal Matters. This agreement and the Warrant Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement or understanding between the parties. This agreement shall be governed and construed in accordance with the laws of the State of New York. The parties will arbitrate any dispute, claim or controversy relating to or arising out of this agreement in New York City in accordance with the rules of the American Arbitration Association in effect at the time arbitration is commenced. The arbitrator's decision and award will be final and binding on the parties and may be entered and confirmed in any court of competent jurisdiction and enforced to the full extent permitted by law. The arbitrator may grant any legal and/or equitable relief to which a party may be entitled under the law or legal theory under which the party seeks relief. Each party to such arbitration shall bear its own costs of the proceeding. The compensation of the arbitrator and any other costs of the proceeding shall be shared equally by the parties.

         12. Notices. All notices required under this agreement shall be in writing and shall become effective five business days after being deposited in the United States mails, certified or registered, with appropriate postage prepaid for first class mail or, if delivered by hand or courier service or in the form of a telex, telecopy or telegram, when received (if received during normal business hours on a business day, or if not, then on the next business day thereafter), and shall be directed to the following address or telex or telecopy number: if to the Company, Just Toys, Inc., 20 Livingstone Ave., Dobbs Ferry, New York 10522, Attention: President, telecopy no. (914) 674-9712; if to Gerard Klauer, Gerard Klauer Mattison & Co., 529 Fifth Ave., New York, New York 10017, Attention: Dominic Petito, telecopy no. (212) 338-8991.



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         If the foregoing is in accordance with your understanding and agreement, kindly sign this letter below under the words "Agreed To and Accepted".

                                          Sincerely,

                                          JUST TOYS, INC.

                                          By:  /s/ Barry Shapiro
                                          -------------------------------------
                                              Name:  Barry Shapiro
                                              Title: President and
                                                      Chief Executive Officer

Agreed To and Accepted:

GERARD KLAUER MATTISON & CO., INC.

By: /s/ Dominic A. Petito
----------------------------------------
    Name:  Dominic A. Petito
    Title: Sr. Managing Director


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